Exhibit 10.66

INTERCONTINENTAL LIFE CORPORATION

DEFINED CONTRIBUTION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Article 1

Name and Purpose

1.1        Name/Effective Date. This plan, as adopted effective as of January 1, 2005 by InterContinental Life Corporation (“ILCO” or the “Company”) shall be known as the InterContinental Life Corporation Defined Contribution Supplemental Executive Retirement Plan (the “Plan”).

1.2        Purpose. ILCO has established the Plan to provide designated employees with additional tax-deferred benefits in order to replace a portion of the benefits that would have accrued after December 31, 2004 under the InterContinental Life Corporation Employees Retirement Income Plan, but for the cessation of accruals effective as of December 31, 2004.

1.3        Status of the Plan. It is intended that the benefits under the Plan will be tax-deferred under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is intended to be a plan which is unfunded and is maintained by ILCO primarily for the purpose of providing deferred compensation for a select group of highly compensated or management employees within the meaning of sections 201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and shall be interpreted and administered to the extent possible in a manner consistent with that intent. The plan is further intended to conform to the requirements of IRC Section 409A as provided in the American Jobs Creation Act (2004) and regulations which may be promulgated thereunder, as necessary to defer taxation of the benefits provided hereunder until such time as benefits are paid in cash to the participants. All provisions should be interpreted in a manner consistent with the above purposes.

Article 2

Definitions

2.1        Definitions. Whenever used in the Plan, the following capitalized words and phrases shall have the meaning set forth below unless the context plainly requires a different meaning.

2.1.1      Change in Control. means (i) any one person, or more than one person acting as a group (as defined in the regulations relating to Section 409(A)), acquires ownership of stock of Financial Industries Corporation, the parent company of the Company (hereinafter referred to as “FIC”) that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of FIC or (ii) any one person, or more than one person acting as a group (as defined in the regulations relating to Section 409(A)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from FIC that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of FIC immediately prior to such acquisition or acquisitions or (iii) a majority of members of FIC’s board of directors is replaced during any six-month period by directors whose appointment or election is not endorsed by a majority of the members of FIC’s board of directors prior to the date of the appointment or election, but only to the extent these events in (i), (ii) or (iii) are deemed a change in the ownership or effective control of FIC or in the ownership of a substantial portion of the assets of FIC pursuant to Section 409(A)(a)(2)(A)(v) of the Internal Revenue Code of 1986 (“IRC” or “Code”), including any IRS or Treasury regulations, revenue rulings or notices related to such section.

2.1.2      “Cause” occurs under this plan for Participants subject to an employment contract if, as and when it occurs under the terms of the Participant’s employment agreement with ILCO. For Participants not subject to the terms of an employment agreement or for those in which the employment agreement does not define cause, cause means any of the following:

(a) Participant’s conviction of, plea of guilty to, or plea of nolo contendere to a felony or misdemeanor (other than a traffic-related felony or misdemeanor) that involves fraud, dishonesty or moral turpitude,

(b) any willful action by Participant resulting in criminal, civil or internal Company conviction, sanction or judgment under Federal or State workplace harassment or discrimination laws or internal Company workplace harassment, discrimination or other workplace policy under which such action could be and could reasonably be expected to be grounds for immediate termination of a member of Senior Management (other than mere failure to meet performance goals, objectives, or measures),

(c) Participant’s habitual neglect of duties, (other than resulting from Participant’s incapacity due to physical or mental illness) which results in substantial financial detriment to the Company or any affiliate of the Company,

(d) Participant’s personally engaging in such conduct as results or is likely to result in (i) substantial damage to the reputation of the Company or any affiliate of the Company, as a respectable business, and (ii) substantial financial detriment (whether immediately or over time) to the Company or any affiliate of the Company,

(e) Participant’s intentional failure (including a failure caused by gross negligence) to cause the Company or any affiliate of the Company to comply with applicable law and regulations material to the business of the Company which results in substantial financial detriment to the Company or any affiliate of the Company, or

(f) Participant’s willful or intentional failure to comply in all material respects with a specific written direction of the Chief Executive Officer of the Company that is consistent with normal business practice and not inconsistent with Participant’s responsibilities to the Company or any affiliate of the Company.

For purposes of clauses (c), (d), and (e) of the preceding sentence, Cause shall not mean the mere existence or occurrence of any one or more of the following, and for purposes of clause (f) of the preceding sentence, Cause shall not mean the mere existence or occurrence of item (iv) below:

(i) bad judgment,

(ii) negligence, other than Participant’s habitual neglect of duties or gross negligence;

(iii) any act or omission that Participant believed in good faith to have been in the interest of the Company (without intent of Participant to gain therefrom, directly or indirectly, a profit to which he was not legally entitled), or

(iv) failure to meet performance goals, objectives or measures;

provided, that for purposes of clauses (c), (d), (e), and (f), any act or omission that is curable shall not constitute Cause unless the Company gives Participant written notice of such act or omission that specifically refers to this Section and, within 10 days after such notice is received by Participant, Participant fails to cure such act or omission.

2.1.3      “Constructive Discharge” means the participant’s voluntary Termination of Employment and a Termination Date occurring within six months after either a material change in the Participant’s responsibilities or a reduction of more than 10% in his base salary. A Constructive Discharge shall not occur if the Participant agrees in advance, in writing, to the circumstances that otherwise would constitute a material change in responsibilities or reduction of more than 10% in base salary.

2.1.4      “Disability” means disability within the meaning of IRC Section 409A(a)(2)(c).

2.1.5      “Income and Benefit Limitations” mean the amount listed in sections 401(a)(17)(A) and 404(l) of the Code, including succeeding sections, as adjusted for increases in the cost of living (“COLA”) under section 401(a)(17)(B) of the Code, as the maximum annual compensation taken into account under the Qualified Plan, and the limitations set forth in section 415(c) of the Code, including succeeding sections, as adjusted for COLA, regarding maximum annual benefits payable under the Qualified Plan.

2.1.6      “Normal Retirement Date” has the same meaning as set forth in the Qualified Plan.

2.1.7      “Participant” means an employee who is eligible to participate in the Plan under Article 3.

2.1.8 “Participating Employer” has the same meaning as set forth in the 401K Plan.

2.1.9      “Participation Date” means the date on which an employee becomes a Participant in the Plan under Article 3.

2.1.10   “Plan Administrator” means the person or entity designated by ILCO to administer the Plan. The initial Plan Administrator is the Administration Committee comprised of J. Bruce Boisture, Theodore A. Fleron and Vincent L. Kasch.

2.1.11	“Plan Year” means each calendar year.

2.1.12   “Qualified Plan” means the InterContinental Life Corporation Employees Savings Investment Plan and Trust, as amended from time to time.

2.1.13 “Rabbi Trust” means the trust established by ILCO for the purpose of holding the assets of this Plan.

2.1.14   “SERP Benefit” means the benefit payable to each Participant under the terms of the Plan as set forth in Article 4.

2.1.15   “Specified Employee” means a Key Employee (as defined in IRC Section 416(i) without regard to paragraph (5) thereof) of a corporation, any stock in which is publicly traded on an established securities market or otherwise.

2.1.16   “Termination Date” means the date that a Participant incurs a Separation from Service within the meaning of IRC Section 409A(a)(2)(A)(i) and regulations thereunder.

2.1.17   “Vested SERP Percentage” means the applicable percentage from the following table based on the Participant’s service at the time of Termination of Employment, where service is measured in completed days of employment and 365 days of employment is equal to one year of service:

Years of Service at Termination of Employment	Vested SERP Percentage
Less than 5	0%
5 or more	100%

2.1.18   “Termination of Employment” means the Participant’s ceasing to be employed by the Employer for any reason whatsoever, voluntary or involuntary, including by reason of death or Disability.

2.2          Gender and Number. Except as otherwise indicated by context, masculine terminology used herein also includes the feminine and neuter, and terms used in the singular or plural may also include the other number.

Article 3

Participation

3.1	Eligibility and Participation

3.1.1         Participants as of January 1, 2005. Effective January 1, 2005, the following employees shall be participants in the Plan:

Davis, Cynthia Hall Kasch, Vincent L. Rhodes, Lloyd F. Schneider, Kenneth Lee Tritz, Peter A. Walker, Nigel Whitmire, Wayne P.

3.1.2        Employees who may become Participants after January 1, 2005. In the event any of the following employees become a Highly Compensated Employee (HCE) as defined under Internal Revenue Code Section 414(q), then such employee shall become a Participant in the Plan on the January 1st following the year in which his compensation exceeds the 414(q) HCE compensation threshold. The employees subject to this provision are:

Bierman, Connie S. Brinson, Karen Humphrey, Cecil Richesin, Marjorie C. Rohlack, Ruth Ann

3.1.3         Other Participation Conditions. To participate in and receive benefits under the Plan, each Participant agrees to observe all rules and regulations established by ILCO for administering the Plan and shall abide by all decisions of ILCO in the construction and administration of the Plan. Any action with respect to the Plan taken by the Plan Administrator or ILCO, or any action authorized by or taken at the direction of the Plan Administrator or ILCO shall be conclusive upon all Participants and beneficiaries entitled to benefits under the Plan.

3.2        Eligible Benefits. Subject to other requirements set forth herein, each Participant in the Plan shall be eligible to receive benefits in an amount described in Article 4.

3.3        Continued Participation. A Participant in the Plan shall continue to be a Participant so long as amounts are payable to him under the Plan. On and after a Participant’s Termination Date with ILCO, no additional benefits or contributions accrue to a Participant.

Article 4

SERP Benefit

4.1     SERP Account. A SERP account shall be maintained for each Participant. The account shall have an initial value of zero and shall be increased by Contribution Credits in accordance with Section 4.2 and increased (or decreased) by Income Credits in accordance with Sections 4.3 and 4.4. The SERP account shall be decreased by any distributions paid.

4.2        Contribution Credits. On the last day of each calendar year the Participant remains employed by the Employer, beginning with the 2005 calendar year and ending with the year in which the Participant’s employment is terminated, a Contribution Credit shall be made in the SERP account. For 2005, the Contribution Credit shall be an amount equal to the applicable contribution rate as set forth in the table below applied to compensation earned in 2005. For each year after 2005, the rates in the table below shall be increased by 0.25% over the rate in effect for the immediately preceding year, with such resulting rate being applied to compensation for such year. In addition, in the year of termination of employment a contribution credit shall be made to the SERP account based upon the contribution rate in effect at that time and compensation for the year earned through the Termination Date.

Name	2005 Contribution Rate (Percentage of 2005 Compensation)
Bierman, Connie S.	1.25%
Brinson, Karen	1.75%
Davis, Cynthia Hall	0.00%
Humphrey, Cecil	0.25%
Kasch, Vincent Lee	0.25%
Rhodes, Lloyd F.	4.25%
Richesin, Marjorie C.	0.00%
Rohlack, Ruth Ann	0.25%
Schneider, Kenneth Lee	0.00%
Tritz, Peter A.	5.75%
Walker, Nigel	4.50%
Whitmire, Wayne P.	0.00%

Contribution Rates for employees who become participants after January 1, 2005 shall be determined for a given year from the above table as though they had been a Participant since January 1, 2005, but no contribution credits shall be made for years prior to becoming a Participant.

4.3     Income Credits. At any point in time after the initial credits are made in Section 4.2, the SERP account shall be credited (or debited) with increases (or decreases) determined in accordance with the Income Method Election made in Section 4.4.

4.4 Income Method Election. At the inception of a Participant’s participation in the Plan, such Participant shall designate the investment fund(s) to be used for the investment of Contribution Credits made with respect to such Participant. Such designation shall be made for the investment options available under the 401K Plan, except for common stock of Financial Industries Corporation. A Participant may modify a prior election as of the first day of each calendar quarter by filing written notice with the Plan Administrator at least 10 days prior to the date on which such change is to be effective.

4.5     Investment Direction. The Plan Administrator is not under any duty to question any investment direction of a Participant or Beneficiary, or to make any investment recommendations, or to provide to any person any investment advice, or to provide any investment information. Neither the Company, the Participating Employers, nor the Plan Administrator are responsible for or liable for any damage or loss or expense or other claim which may arise from that Participant's or Beneficiary's investment direction of his, or her Account or from any failure on the part of the Participant or Beneficiary to exercise his right to direct the investment of the account. The Company’s obligation to pay a SERP Benefit under the Plan shall not exceed the actual amount or value of the Participant's Account, regardless of whether the investments credited to the Account followed any investment designation of the Participant or Beneficiary. The Company is not liable for losses or damages arising out of: any action in approving or purchasing any investments, the performance of any investments held under the Plan, any mistakes or errors in the execution of any investment directions or instructions, investing or failing to invest any amounts set aside to provide for the benefits provided under this Plan.

4.6     Ownership of Plan Assets. The Company shall own and maintain the amounts deferred under this Plan. The Company shall at all times be the legal and beneficial owner of all such deferred amounts, including the income thereof and any increments thereon, and the existence of neither the Plan nor any investment fund attributable to amounts deferred under the Plan. Assets of the Plan will be subject to the creditors of the Employer.

4.7     Disability Benefits. If the Participant’s Termination of Employment occurs prior to the Normal Retirement Age for Disability, the Employer shall pay to the Participant a benefit equal to the amount determined under Section 4.8.

4.8     Termination Benefits - Without Cause/Constructive Discharge. If, prior to the Normal Retirement Age, the Employer terminates the Participant’s employment without Cause or a Constructive Discharge occurs, the Employer shall pay to the Participant in the Form of Benefit provided in Section 4.14 commencing on the 1st day of the month following the Participant’s Termination Date, the SERP Benefit which is equal to the Vested SERP Benefit Percentage times the SERP Account Value as of the date of distribution. Notwithstanding the preceding, in the case of any Specified Employee, the commencement date shall be the 1st of the month following the six month anniversary of the Participant’s Termination Date or, if earlier, the Participant’s date of death.

4.9     Termination Benefits - Voluntary. If, prior to the Normal Retirement Age, the Participant voluntarily terminates employment, the Employer shall pay to the Participant a SERP Benefit at the time and in the amount described in Section 4.8.

4.10	Death Benefit

4.10.1  Death While Employed. If the Participant dies prior to Termination of Employment, the Employer shall pay a SERP Benefit to the Participant’s beneficiary, within 90 days after the Participant’s death, equal to the amount determined under Section 4.8, except that the Vested SERP Benefit Percentage shall be deemed to be 100%.

4.10.2  Death Following Disability, Termination Without Cause or Constructive Discharge. If the Participant dies after Termination of Employment for Disability, after the Employer terminates the Participant’s employment without Cause, or after a Constructive Discharge, and before the Employer commences payment of the SERP Benefit to the Participant, the Employer shall pay to the Participant’s beneficiary, within 90 days after the Participant’s death, the amount determined in Section 4.8 as of the date of payment.

4.11  Termination Benefit - With Cause. If the Employer terminates the Participant’s employment with Cause, the Participant shall be entitled to no benefit under this Plan. The Participant shall forfeit the entire SERP Benefit.

4.12   Change in Control. Upon a Change in Control that satisfies the payment and permitted acceleration of benefit criteria under IRC Section 409A(a)(2)(A)(v) and Section 409A(a)(3), each Participant whose benefits under the Plan have not commenced as of the date of the Change in Control shall be entitled to a fully vested and nonforfeitable SERP Benefit as provided in Section 4.1, increased by a change in control Contribution Credit equal to: the contribution rate in effect at the time of Change in Control multiplied by two (2), where such contribution rate is then applied to the last complete calendar year of compensation preceding the Change in Control. The payment of such benefit shall commence within 30 days of the date of the Change in Control.

4.13  Informal Funding. The Employer in its discretion may procure such assets as the Employer may choose to informally fund the benefit under this Plan, including the use of a so-called “Rabbi” Trust. The Participant shall have no interest whatsoever in any such assets. The rights of the Participant, or of his beneficiaries or estate, to benefits under the Plan shall be solely those of unsecured creditors of the Employer. Any asset acquired by or held by the Employer shall not be deemed to be held as security for the performance of the obligations of the Employer but shall be, and remain, a general, unpledged, unsecured and unrestricted asset of the Employer.

4.13.1    In General. Any obligation of the Employer to pay benefits hereunder shall be an unsecured promise, and any right to enforce such obligation shall be solely as a general creditor of the Employer. For the convenience and benefit of the Employer and to the extent not inconsistent with the foregoing sentence, the Employer intends to establish one or more irrevocable trusts to hold assets to meet its obligations under the Plan to Participant or his Beneficiaries.

4.13.2    Trust Assets. The property comprising the assets of a Trust established under paragraph 4.13.1 shall, at all times, remain the property of the Trust. The Trustee shall distribute the assets comprising the Trust in accordance with the provisions of the Plan and Trust as instructed by the Employer, but in no event shall the Trustee distribute the assets of the Trust to or for the benefit of the Employer, except as provided in the Trust in the case of insolvency or bankruptcy of the Employer or after satisfaction of all the Employer obligations under the Plan to the Participants.

4.14   Optional Forms of Payment. A Participant may elect in writing on or prior to the date this Plan document is signed to receive an optional form of payment.

If no such election is made in writing on or prior to the date this Plan document is signed, the SERP Benefit, if any is payable, shall be paid under Option 1 in 5 equal annual installments.

4.14.1   Option 1 – Annual installments payable for a specified guaranteed number of years, with such specified guaranteed number of years equal to 3, 5, 7 or 10 years.

4.14.2	Option 2 - A single, lump sum payment.

Article 5

Beneficiary Provisions

5.1     Beneficiary Designations. The Participant shall designate one or more primary and secondary beneficiaries by filing a written notice of such designation with the Employer. The Participant may revoke or modify the designation at any time by a further written designation. However, no such designation, revocation or modification shall be effective unless signed by the Participant and accepted by the Employer during the Participant’s lifetime. The Participant’s beneficiary designation shall be deemed automatically revoked (i) in the event of the death of the beneficiary prior to the Participant’s death, or (ii) if the beneficiary is the Participant’s spouse, in the event of dissolution of marriage. If the Participant dies without a valid beneficiary designation, the Employer shall pay the SERP Benefit to the Participant’s surviving spouse, if any, and if none, to the Participant’s estate.

5.2     Death of Beneficiary. If a beneficiary dies before receiving the SERP Benefit due to such beneficiary pursuant to this Plan, the Employer shall pay the SERP Benefit to remaining primary beneficiaries and if none are surviving, to the secondary beneficiaries and if none are surviving to the legal representatives of the beneficiary’s estate.

5.3     Facility of Payment. If a benefit is payable to a minor or person declared incompetent or to a person incapable of handling the disposition of his or her property, the Employer may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Employer may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Employer from all liability with respect to such benefit.

Article 6

Trust

The Company has established a Rabbi Trust into which Participating Employers shall contribute assets  which  shall  be held  therein,  subject  to the  claims  of the  general creditors of the Company  until the  contributed  assets are paid to Participants and their beneficiaries in such manner and at such times as specified in this Plan. The Company and each Participating Employer shall make contributions to the Rabbi Trust to provide for the funding of the liabilities of this Plan. Each of the Participating Employers shall be considered a grantor as to its respective portion of the Trust. To the extent the language in this Plan is modified by the language in the Rabbi Trust agreement, the provisions of the Rabbi Trust agreement shall supersede this Plan.

Article 7

Administration, Powers and Finances

7.1          Administration. Unless otherwise determined by the Board of Directors of the Company (“Board”), the Administration Committee shall be the named Plan Administrator and shall act as fiduciary under the Plan.

7.2          Powers of the Company. The Company shall have all powers necessary to administer the Plan, including, without limitation, the following powers:

7.2.1      to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, Beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan;

7.2.2      to interpret the provisions of the Plan and to decide all matters under the Plan; and

7.2.3      to establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.

7.3          Actions of the Company. All determinations, interpretations, rules, and decisions of ILCO shall be final, conclusive and binding upon all person having or claiming to have any interest or right under the Plan, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously.

7.4          Delegation. The Company shall have the power to delegate specific duties and responsibilities to the Plan Administrator, other officers or employees of the Company or other individuals or entities. Any delegation by the Company may allow further delegations by the individual or entity to whom the delegation is made. Any delegation may be rescinded by the Company at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity. Any individual(s) serving as Plan Administrator who is a Participant will not vote or act on any matter relating solely to himself.

7.5          Indemnification of Plan Administrator. The Company agrees to indemnify and to defend to the fullest extent permitted by law any persons who are on the committee which serves as Plan Administrator, including any delegates thereof, against all liabilities, damages, cost and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by ILCO) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

7.6          Reports and Records. The Company and those to whom the Company has delegated duties under the Plan shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to compensation of Participants, their employment, retirement, death, termination of employment, and such other pertinent facts as the Plan Administrator may require.

7.7          Finances. The cost of the Plan shall be borne by the Company and the Participating Employers, except as otherwise provided herein.

Article 8

Claims Procedure

8.1          Claims. A Participant, any Beneficiary of a deceased Participant, or an authorized representative of the Participant or Beneficiary may make a claim for benefits by filing a written claim for such benefits with the Administration Committee, in a form that may be prescribed by the Administration Committee, which shall set forth (a) the name, address and Social Security number of the Participant, (b) the period of time the Participant was employed with ILCO, and (c) such other information as the Administration Committee may require.

8.2          Notice of Decision. If a claim is wholly or partially denied, notice of the decision, in accordance with Section 8.3, shall be furnished to the claimant within a reasonable period of time, not to exceed 90 days after the Administration Committee’s receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstance requiring an extension of time and the date on which the Administration Committee expects to render a decision.

8.3          Content of Notice. The Administration Committee shall provide every claimant who is denied a claim for benefits written notice setting forth, in a manner calculated to be understood by the claimant, the following: (a) the specific reason or reasons for the denial, (b) specific reference to pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (d) an explanation of the Plan’s claims review procedure and time limits applicable to such procedure, as set forth in Sections 8.4 and 8.5, including a statement of the claimant’s right to bring a civil action under Sections 502(a) of ERISA following a denial on review.

8.4          Appeal Procedure. The purpose of the review procedure set forth in this Section 8.4 and in Section 8.5 is to provide a procedure by which a claimant, under the Plan, may have a reasonable opportunity to appeal denial of a claim to the Appeals Committee for a full and fair review. To accomplish that purpose, the claimant (or his duly authorized representative) (a) must request review upon written application to the Appeals Committee within 60 days after he receives written notice of the denial of his claim, (b) may submit written comments, documents, records and other information relating to his claim, (c) may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to his claim, and (d) must be given a review that takes into account all comments, documents, records and other information submitted by the claimant relating to his claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.5          Review Procedure. Decision on review of a denied claim shall be made in the following manner: (a) the decision on review shall be made by the Appeals Committee, which may, in its discretion, hold a hearing on the denied claim; (b) the Appeals Committee shall make its decision within a reasonable period of time, but not later than 60 days after the Appeals Committee receives the request for review, unless special circumstances require extension of time, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review; (c) if such an extension of time for review is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension and shall indicate the special circumstances requiring an extension and the date by which the Appeals Committee expects to render its decision; (d) the decision on review shall be in writing, and, in the case of a benefit denial, shall set forth, in a manner calculated to be understood by the claimant: (1) the specific reason or reasons for the denial, (2) reference to the specific Plan provisions on which the denial is based, and (3) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant to the claimant’s claim for benefits.

8.6          Appeals Committee. For purposes of this Article 8, the Appeals Committee shall consist of a committee of at least three but not more than five individuals appointed by the Board of Directors of ILCO.

Article 9

Amendments and Termination

9.1          Amendments. The Company may amend the Plan, in full or in part, at any time and from time to time, provided that any such amendment shall not affect the SERP Benefit that has accrued to the Participants (based on the Plan provisions and Income and Benefit Limitations then in effect) prior to the effective date of such amendment, unless the affected Participants consent in writing to such amendment. Any amendment shall be filed with the Plan documents maintained by the Company.

9.2          Termination. The Company expects the Plan to be permanent, but necessarily must, and hereby does, reserve the right to terminate the Plan at any time. In the event of the termination of the Plan, the SERP Benefit that has accrued to the Participants (based on the Plan provisions and Income and Benefit Limitations then in effect) prior to the effective date of the termination shall not be adversely affected unless the affected Participants consent in writing, but a Participant shall not be entitled to any further or future benefit accruals as contribution credits after the termination of the Plan. If the 401K Plan is terminated for any reason, this Plan is automatically terminated on the effective date of the termination of the 401K Plan. Except as expressly provided in this Plan, neither the Company, the Participating Employers, nor any of the employees of the Company or the Participating Employers shall have any further financial obligations hereunder after the termination of this Plan. The SERP Benefit, to the extent accrued upon termination of the Plan, shall vest immediately and be paid as soon as administratively feasible.

Article 10

Miscellaneous

10.1       No Guarantee of Employment. The adoption and maintenance of the Plan shall not be deemed to be a policy of employment between the Company , any Participating Employer and any Participant. Nothing contained herein shall give any Participant the right to be retained in the employ of the Company or any Participating Employer or to interfere with the right of the Company or a Participating Employer to discharge any Participant at any time, nor shall it give the Company or a Participating Employer the right to require any Participant to remain in its employ or to interfere with the Participant’s right to terminate employment at any time.

10.2       Non-Alienation. No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or encumbrance of any kind.

10.3	Funding. The Plan, notwithstanding the creation of the Rabbi Trust, is intended to be unfunded for purposes of Title I of ERISA. The Company and the Participating Employers shall make contributions to the Rabbi Trust in accordance with the terms of the Rabbi Trust. Any funds which may be invested and any assets which may be held to provide benefits under this Plan shall continue for all purposes to be a part of the general funds and assets of the Company and no person other than the Company shall by virtue of the provisions of this Plan have any interest in such funds and assets. To the extent that any person acquires a right to receive payments from the Company or the Participating Employers under this Plan, such rights shall be no greater than the right of any unsecured general creditor.

10.4       Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Texas, except to the extent such laws are preempted by the laws of the United States of America.

IN WITNESS WHEREOF, effective as of January 1, 2005, the Company has adopted this Plan on the 27th day of October 2005.

INTERCONTINENTAL LIFE CORPORATION

By:
Name:
Title:
Date:

ATTEST:

By:
Name:
Date: